DONNA M. LEVY                         Baltimore Gas and Electric Company
        Counsel                               P. O. Box 1475
                                              Baltimore, MD  21203-1475
                                              410 234-5598   FAX 410  234-7168
                                              donna.m.levy@bge.com


                                                                   Exhibit 5 (a)



March 25, 1999


Constellation Energy Group, Inc.
c/o David A. Brune
39 W. Lexington Street
Baltimore, MD 21201

Gentlemen:

         This opinion is provided in connection with Post-Effective Amendment No. 1 ("Post-Effective Amendment") filed by Constellation Energy Group, Inc. ("Constellation Energy") to the Registration Statements filed by Baltimore Gas and Electric Company ("BGE") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 (the "Securities Act"). Registration Statement No. 33-57658 filed by BGE regards, among other things, the proposed issuance of up to 2,000,000 shares of BGE common stock and Registration Statement No. 333-59601 filed by BGE regards, among other things, the proposed issuance of up to 3,000,000 shares of BGE common stock (collectively, the "Common Stock").

         Pursuant to an Agreement and Plan of Share Exchange dated February 19, 1999, between Constellation Energy and BGE, upon the occurrence of certain events all of the outstanding common stock of BGE will be exchanged, on a one-for-one basis, for common stock of Constellation Energy. As a result of the share exchange, Constellation Energy will become a successor to BGE and will be authorized to succeed BGE as a registrant of its various effective registration statements filed with the Commission. In anticipation of the consummation of the share exchange, Constellation Energy is filing this Post-Effective Amendment in regard to its Common Stock to be offered upon effectiveness of the share exchange.

         I am an attorney in the Corporate Unit of the legal department of BGE. BGE is a shareholder of Constellation Energy, and Constellation Energy has requested that I provide this opinion. Constellation Energy is a Maryland corporation. In connection with this opinion I, together with other attorneys assisting me, have considered, among other things: (1) the current articles of incorporation of Constellation Energy, as amended, and a form of amended and restated articles of incorporation of Constellation Energy (the "Charter" ) to be filed and effective upon consummation of the share exchange; (2) the current by-laws of Constellation Energy, and a form of by-laws of Constellation Energy to be adopted effective upon consummation of the share exchange (the "By-laws");
(3) the corporate proceedings for the approval and issuance of the Common Stock;
(4) the Post-Effective Amendment; (5) the agency agreement (including the standard purchase provisions) filed as an exhibit to the Registration Statement (the "Purchase Agreement"); (6) the provisions of the Public Utility Holding Company Act of 1935 (the "1935 Act"); and (7) such other documents, transactions, and matters of law as we deemed necessary in order to render this opinion.

         This opinion is subject to: (1) the share exchange becoming effective and the filing with the appropriate State authority, and effectiveness of, Constellation Energy's Charter; (2) the proper adoption by Constellation Energy's Board of Directors of the By-Laws; and (3) the Registration Statement becoming effective under the Securities Act of 1933.

         It is my opinion that when there has been compliance with the Securities Act and the applicable state securities laws, the Common Stock to be sold by Constellation Energy, when issued, delivered, and paid for in the manner described in the form of Purchase Agreement will be legally issued, fully paid and nonassessable.

         I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

         This opinion is provided to you solely in connection with the filing of the Post-Effective Amendment and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

         I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the references to me in the Post-Effective Amendment (and any amendments thereto) or the prospectus constituting a part of the Post-Effective Amendment (and any amendments or supplements thereto). In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,



                                                     /s/ Donna M. Levy
                                                     ------------------
                                                         Donna M. Levy